EXHIBIT 99(a)

55 Technology Way o West Greenwich, Rhode Island 02817 USA o Telephone: 401 392-1000 o Fax: 401 392-1234 o Website: www.gtech.com

For Immediate Release                                 Contact: Robert K. Vincent
June 19, 2003                                                  Public Affairs
                                                               GTECH Corporation
                                                               401-392-7452

             GTECH ANNOUNCES FISCAL YEAR 2004 FIRST-QUARTER RESULTS
             ------------------------------------------------------

               Company Revises Fiscal Year 2004 Estimates Upward;
               --------------------------------------------------
                         Announces Annual Cash Dividend
                         ------------------------------

WEST GREENWICH, RI - (June 19, 2003) - GTECH Holdings Corporation (NYSE:GTK) today announced first quarter earnings for fiscal year 2004 ended May 24, 2003.

"We are pleased with the continued strength of our business and performance levels ahead of our expectations, driven by the continued strength in same store sales, particularly in our international markets," said GTECH President and Chief Executive Officer W. Bruce Turner. "In addition, during the quarter, we benefited from significantly lower costs driven by lower depreciation and the benefits of our continued cost efficiency programs."

"Same store sales increased more than 5 percent over the first quarter of last year, with domestic same store sales up approximately 3 percent and international same store sales up approximately 9 percent," continued Mr. Turner. "This marks the fifth consecutive quarter of same store sales growth in excess of 5 percent, a trend we find very encouraging."

"We remain optimistic by the positive trends we continue to see in the business, particularly the strength of our core business, and we are excited about the opportunities PolCard and Interlott have to offer," said GTECH Senior Vice President and Chief Financial Officer Jaymin B. Patel. "We are confident that this fiscal year will be another strong year in terms of profitability and shareholder returns."

                                     -more-

Operating  Results
------------------

Revenues for the first quarter of fiscal 2004 totaled $239.6 million, up 3.5% over the $231.4 million of revenues in the first quarter of fiscal 2003, due to higher product sales. Net income was $41.0 million, or $0.68 per diluted share, up 39% over net income of $29.0 million, or $0.49 per diluted share, for the same period last year.

Service revenues were $223.5 million in the quarter, comparable to the $223.7 million of service revenues in the same quarter last year. Had last year's average exchange rates prevailed throughout the most recent quarter, we estimate that service revenues would have increased by approximately 2.2% compared to the first quarter of last year.

Product sales in the first quarter of fiscal 2004 were $16.0 million, up $8.3 million over the $7.7 million recorded in the first quarter of fiscal 2003, primarily driven by sales of terminals to our customers in Taiwan, Poland, and China.

Service margins improved to 43.3% in the first quarter of fiscal 2004, from 34.3% in the prior year quarter. Fiscal 2004 first quarter service margins benefited from lower depreciation principally related to fully depreciated assets associated with our contract with Caixa Economica Federal in Brazil, and the absence of certain cash costs, incurred during the prior year first quarter.

Product margins improved to 46.2% in the first quarter of fiscal 2004 from 18.6% in the first quarter of last year, primarily due to the mix of sales in the first quarter of fiscal 2004, which included higher margin terminal sales to our customers in Taiwan, Poland, and China, driven by improved efficiencies in our manufacturing process.

                                     -more-

Operating expenses in the first quarter of fiscal 2004 were $38.7 million, up $9.3 million compared to the first quarter of fiscal 2003. This increase was driven by $7.9 million of increased spending on research and development as we continue our efforts to accelerate the development and deployment of industry-leading solutions into the marketplace and to execute against our commercial services strategy. In addition, selling, general, and administrative expenses were up $1.4 million, driven by expenses associated with our bi-annual global users conference.

Equity income was $1.9 million in the first quarter of fiscal 2004, compared to $0.7 million in the first quarter of the prior year, reflecting higher equity income from our joint venture in Taiwan.

Cash Flow and Investments
-------------------------

During the first quarter of fiscal 2004, we generated $63.0 million of cash from operations, which was principally used to fund investing activities totaling $59.8 million, resulting in free cash flows of $3.2 million. At the end of the fiscal 2004 first quarter, we had no borrowings under our $300 million credit facility.

Financial Outlook
-----------------

The Company also revised earnings guidance upward for fiscal year ending February 28, 2004.

We now expect service revenue growth in the range of 8% to 10%, reflecting a 5% to 6% growth in same store sales, combined with net contract wins and the impact of two recently-announced acquisitions, partially offset by a number of factors, including contractual rate changes and fluctuations in foreign exchange rates against the U.S. Dollar. We continue to expect product sales to be in the range of $110 million to $120 million.

                                     -more-

We expect that service profit margins will be in the range of 40% to 42%, and product sale profit margins to be in the range of 26% to 28%.

Based on the improved outlook, we now expect earnings per share for fiscal year 2004 to be in the range of $2.55 to $2.65 on a fully-diluted basis, rather than the previously announced $2.40 to $2.50 per share, adjusted to reflect the impact of the Company's convertible bonds, which have been convertible into equity since May 1, 2003.

For the second quarter of fiscal 2004, ending August 23, 2003, we expect service revenue growth in the range of 10% to 12%, and product sales in the range of $50 million to $55 million. We expect service margins to be comparable to the full year outlook and product margins in the range of 26% to 28%. Accordingly, we expect earnings per share to be in the range of $0.65 to $0.70 per share for the quarter, after considering the dilutive impact of our convertible debentures of approximately $0.06, compared with $0.66 reported in the same period last year.

Second quarter outlook assumes a full quarter of revenues from the recently completed acquisition of PolCard and approximately one month of revenues from the pending acquisition of Interlott.

Annual Cash Dividend
--------------------

GTECH also announced today that its Board of Directors approved an annual cash dividend in the amount of $0.68 per share, payable quarterly beginning in the second quarter of this fiscal year. The Company will pay $0.17 per share on July 31, 2003, to shareholders of record as of July 15, 2003.

                                     -more-

"Given our strong free cash flows, combined with our substantial cash position and financial flexibility, we are confident that we can continue to fund our strategy for profitable growth, maintain our open market share repurchase program, and return cash to our owners through a dividend program," continued Mr. Turner.

First Quarter Highlights
------------------------

In the first quarter of fiscal 2004, GTECH continued to strengthen its market leadership in the core lottery business. The Company signed a 25-month contract extension with Caixa Economica Federal, the administrator of the National Lottery in Brazil, to continue providing online lottery and financial services in Brazil.

In addition, GTECH signed a master contract with the Rhode Island Lottery giving the Company the right to be the exclusive provider of online, instant ticket, and video lottery central systems and services for the Rhode Island Lottery for a 20-year term commencing July 2003.

GTECH expects to generate revenues of over $820 million from the Caixa extension and the Rhode Island contract combined.

"With the signing of these contracts, we have essentially locked in all major lottery customers through fiscal 2005," said Mr. Turner. "This has enabled us to shift our focus from defending our current business to vigorously pursuing new business opportunities in jurisdictions such as Florida, Tennessee, Thailand, and Norway."


                                     -more-

Also in the quarter, GTECH announced two major strategic acquisitions. Advancing its commercial services strategy, the Company acquired a controlling equity position in PolCard, the leading debit and credit card merchant transaction acquirer and processor company in Poland. GTECH completed the acquisition of PolCard after the close of the first quarter.

To drive new growth in the lottery business and give GTECH a major presence in the instant tickets segment, the Company announced it will acquire Interlott Technologies, a leading provider of instant ticket vending machines (ITVMs) for the worldwide lottery industry. GTECH expects to complete the acquisition of Interlott by the end of August 2003.

In an effort to expand the core lottery business and attract new players, GTECH announced it will be the exclusive provider of e-scratch, an innovative web-based, interactive suite of scratch and reveal games. The introduction of these games into the interactive online environment represents a significant business growth opportunity for GTECH.

After the close of the first quarter, the Michigan Lottery signed a three-year contract extension with GTECH and exercised an option in its existing contract with GTECH for Club Keno. The Company expects to generate revenues of approximately $145 million for this contract extension and Club Keno.

GTECH also announced it was chosen to negotiate a new five-year integrated services contract with the Wisconsin Lottery for a fully integrated online and instant ticket gaming system, and IP-based wireless telecommunications network.

                                     -more-


Recent Business Development
---------------------------

More recently, as reported in an 8-K filing made yesterday, the Company has been made aware of a determination by the Brazilian Federal Court of Accounts. The premise of the determination is that some of the payments made to GTECH under the terms and conditions of its contract with Caixa Economica Federal were not in accordance with applicable Brazilian law and were overpayments. The proceedings are in initial stages. There has been no suggestion of impropriety. The Company intends to defend its contract vigorously including a preliminary defense based on the absence of due process of law. The Company was not afforded a fair chance to address the issues raised by the Court prior to the determination.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and
(iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the
Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers; (vii) the possibility of significant fluctuation of quarterly operating results; (viii) the intensity of competition in the lottery and financial services transaction processing industries; (ix) the possibility of substantial penalties under and/or termination of the Company's contracts; (x) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xi) opposition to expansion of lottery and gaming; (xii) the Company's ability to attract and retain key employees; and (xiii) the possibility of adverse determinations in pending legal proceedings.

GTECH, a leading global information technology company with $1 billion in revenues and 4,200 people in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

                                     -000-

Consolidated statement of operations to follow:


                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                                                                 (Unaudited)
                                                               Three Months Ended
                                                           May 24,            May 25,
                                                            2003               2002
                                                            ----               ----
                                                             (Dollars in thousands,
                                                           except per share amounts)
Revenues:
   Services                                             $  223,538        $  223,735
   Sales of products                                        16,047             7,677
                                                        ----------        ----------
                                                           239,585           231,412
Costs and expenses:
   Costs of services                                       126,797           146,935
   Costs of sales                                            8,629             6,247
                                                        ----------        ----------
                                                           135,426           153,182
                                                        ----------        ----------

Gross profit                                               104,159            78,230

Selling, general and administrative                         24,280            22,909
Research and development                                    14,390             6,502
                                                        ----------        ----------
   Operating expenses                                       38,670            29,411
                                                        ----------        ----------

Operating income                                            65,489            48,819

Other income (expense):
   Interest income                                           1,188               842
   Equity in earnings of unconsolidated affiliates           1,929               696
   Other expense                                           (1,180)             (591)
   Interest expense                                        (2,306)           (2,925)
                                                        ----------        ----------
                                                             (369)           (1,978)
                                                        ----------        ----------

Income before income taxes                                  65,120            46,841

Income taxes                                                24,094            17,800
                                                        ----------        ----------
Net income                                              $   41,026        $   29,041
                                                        ==========        ==========

Basic earnings per share                                $     0.72        $     0.50
                                                        ==========        ==========

Diluted earnings per share                              $     0.68        $     0.49
                                                        ==========        ==========

Weighted average shares outstanding - basic                 56,904            57,583
                                                        ==========        ==========

Weighted average shares outstanding - diluted               60,228            59,261
                                                        ==========        ==========


                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                     (Unaudited)
                                                                       May 24,             February 22,
                                                                        2003                   2003
                                                                        ----                   ----
ASSETS                                                                       (Dollars in thousands)
CURRENT ASSETS:
   Cash and cash equivalents                                          $  131,476            $  116,174
   Trade accounts receivable, net                                         95,738               107,666
   Sales-type lease receivables                                            4,303                 4,400
   Inventories                                                            84,713                72,287
   Deferred income taxes                                                  29,410                29,410
   Other current assets                                                   26,342                18,660
                                                                      ----------            ----------
                   TOTAL CURRENT ASSETS                                  371,982               348,597


SYSTEMS, EQUIPMENT AND OTHER ASSETS RELATING TO CONTRACTS, net           432,133               410,911

GOODWILL, net                                                            115,498               115,498

OTHER ASSETS                                                              80,272                79,189
                                                                      ----------            ----------
                   TOTAL ASSET    S                                   $  999,885            $  954,195
                                                                      ==========            ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                       60,055            $   74,042
   Accrued expenses                                                       71,599                67,220
   Employee compensation                                                  18,945                37,494
   Advance payments from customers                                        83,567                69,706
   Income taxes payable                                                   51,244                54,043
   Short term borrowings                                                   2,475                 2,616
   Current portion of long-term debt                                       7,161                 6,992
                                                                      ----------             ---------
                   TOTAL CURRENT LIABILITIES                             295,046               312,113

LONG-TERM DEBT, less current portion                                     287,218               287,088

OTHER LIABILITIES                                                         41,489                39,428


COMMITMENTS AND CONTINGENCIES                                                  -                    -

SHAREHOLDERS' EQUITY:
   Preferred Stock, par value $.01 per share - 20,000,000 shares
authorized, none issued                                                        -                    -
   Common Stock, par value $.01 per share - 150,000,000 shares authorized,
      92,296,404 and 92,296,404 shares issued; 57,367,876 and
56,638,331 shares
      outstanding at May 24, 2003 and February 22, 2003,
respectively                                                                 923                  923
   Additional paid-in capital                                            246,689              242,274
   Equity carryover basis adjustment                                     (7,008)              (7,008)
   Accumulated other comprehensive loss                                 (91,319)             (95,488)
   Retained earnings                                                     726,254              684,653
                                                                      ----------           ----------
                                                                         875,539              825,354
   Less cost of 34,928,528 and 35,658,073 shares in treasury at
      May 24, 2003 and February 22, 2003, respectively                 (499,407)            (509,788)
                                                                      ----------           ----------
                                                                        376,132               315,566
                                                                      ----------           ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 999,885            $  954,195
                                                                      =========            ==========

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           (Unaudited)
                                                                                       Three Months Ended
                                                                                    May 24,           May 25,
                                                                                     2003              2002
                                                                                     ----              ----
                                                                                      (Dollars in thousands)
OPERATING ACTIVITIES
Net income                                                                          $ 41,026          $ 29,041

Adjustments to reconcile net income to net cash provided by
   operating activities:
      Depreciation                                                                    25,692            33,956
      Intangibles amortization                                                           447             1,685
      Tax benefit related to stock award plans                                         4,415             6,462
      Equity in earnings of unconsolidated affiliates, net of dividends received       (959)               215
      Other                                                                            3,284             1,844
      Changes in operating assets and liabilities:
         Trade accounts receivable                                                    11,447            14,013
         Inventories                                                                (12,426)           (3,100)
         Special charge                                                                 (52)             (347)
         Other assets and liabilities                                                (9,905)             7,628
                                                                                   ---------         ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                             62,969            91,397

INVESTING ACTIVITIES
Purchases of systems, equipment and other assets relating to contracts              (58,663)          (53,023)
Other                                                                                (1,186)             (662)
                                                                                   ---------         ---------
NET CASH USED FOR INVESTING ACTIVITIES                                              (59,849)          (53,685)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt                                           1,409                 -
Principal payments on long-term debt                                                   (866)           (1,561)
Purchases of treasury stock                                                                -          (37,686)
Proceeds from stock options                                                            8,406            12,549
Other                                                                                   (52)               673
                                                                                   ---------         ---------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                                   8,897          (26,025)

Effect of exchange rate changes on cash                                                3,285             3,094
                                                                                   ---------         ---------
INCREASE IN CASH AND CASH  EQUIVALENTS                                                15,302            14,781

Cash and cash equivalents at beginning of period                                     116,174            35,095
                                                                                   ---------         ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $ 131,476         $  49,876
                                                                                   =========         =========
